Exhibit 99.1

FOR IMMEDIATE RELEASE

CV Therapeutics	Quintiles Transnational Corp.
John Bluth Director, Corporate Communications 650 384 8850	Tom Fuldner, Media Relations media.info@quintiles.com 919 998 2052

Christopher Chai, Treasurer & Executive Director, Investor Relations 650 384 8560	Greg Connors, Investor Relations invest@quintiles.com 919 998 2000

CV THERAPEUTICS AND QUINTILES MODIFY RANEXA™

SALES AND MARKETING AGREEMENT

PALO ALTO, Calif. and RESEARCH TRIANGLE PARK, N.C., July 10, 2003 – CV Therapeutics, Inc. (Nasdaq: CVTX) and Quintiles Transnational Corp. (Nasdaq: QTRN), announced today that the companies have modified their commercialization agreement for Ranexa™. The modified agreement provides CV Therapeutics with complete commercialization rights for Ranexa, including the opportunity to hire and train a dedicated cardiovascular sales force. Quintiles and its commercial sales and marketing subsidiary, Innovex, will continue to have a commercialization services relationship relating to Ranexa and also will become a preferred provider of their full range of pharmaceutical services for CV Therapeutics.

Under the modified agreement, Quintiles also will receive a warrant for 200,000 shares of CV Therapeutics common stock. These modifications supercede the terms of the prior agreement, signed in May 1999, which included payments from CV Therapeutics to Innovex of a fee based on a percentage of sales in the first five years of Ranexa sales, and a royalty in the sixth and seventh years.

“Today, with more than $450 million in cash, strong Phase III data, and an established employee base, CV Therapeutics is in an exceptional position to control and support the launch of Ranexa. We were not in this position when we signed the original deal with Innovex in 1999,” said Louis G. Lange, M.D., Ph.D., Chairman and Chief Executive Officer of CV Therapeutics.

“We are delighted to have the opportunity to secure the flexibility to carefully select a highly qualified CV Therapeutics sales force that we can educate and train. We will now be able to maximize our investment in Ranexa and enjoy the return on that added investment,” Lange added. “We look forward to continuing our positive strategic relationship with Quintiles and Innovex.”

Quintiles Chairman Dennis Gillings, Ph.D., said: “Our work with CV Therapeutics has come to represent an important milestone in the evolution of our strategic partnering with innovative biotech and pharmaceutical companies. We look forward to building on our operational relationship with CV Therapeutics on Ranexa, and continuing to work with them to bring other new medicines for the treatment of cardiovascular diseases to patients.”

In December 2002, CV Therapeutics submitted a New Drug Application to the U.S. Food and Drug Administration for the treatment of chronic angina. If approved, Ranexa would represent the first new class of anti-anginal therapy in the United States in more than 20 years.

None of CV Therapeutics’ products have been approved for marketing by the FDA or other foreign regulatory agencies. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and, as applicable, appropriate clinical trial applications to regulatory authorities outside the United States. CV Therapeutics’ products have not been determined to be safe or effective in humans for any uses.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. If approved by the FDA, Ranexa would represent the first new class of anti-anginal therapy in more than 20 years. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of acute and chronic congestive heart failure, is licensed to Biogen, Inc.

About Quintiles

Quintiles Transnational helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles is a member of the S&P 500 and Fortune 1000.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the companies products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could cause actual results to differ materially. The risks and uncertainties with respect to CV Therapeutics include, without limitation, the early stage of development, the timing and results of clinical trials, the dependence on collaborative and licensing agreements and the approval and commercialization of CV Therapeutics’ products. The risks and uncertainties with respect to Quintiles include, without limitation, the risk that the market for Quintiles’ products and services will not grow as expected, changes in trends in the pharmaceutical industry, and the ability to operate successfully in new lines of business. Additional factors that could cause actual results to differ materially are discussed in CV Therapeutics and Quintiles’ respective recent filings with the Securities and Exchange Commission, including but not limited to each company’s Annual Report on Form 10-K, their respective Forms 8-K filings, and their respective other periodic reports, including Form 10-Q filings. CV Therapeutics and Quintiles each disclaim any intent or obligation to update these forward-looking statements.

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